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                                      EXHIBIT 21
                                     SUBSIDIARIES



Wholly owned subsidiaries:

     RCC Licenses, Inc., a Minnesota corporation

     RCC Paging, Inc., a Minnesota corporation

     RCC Atlantic Long Distance, Inc., a Minnesota corporation

     RCC Atlantic, Inc., a Minnesota corporation

     MRCC, Inc., a Maine corporation

Partially owned subsidiaries:

     Cellular 2000, Inc., a Minnesota corporation
          (41.67% ownership)

     Switch 2000, LLC, a Minnesota limited liability company
          (40.77% ownership)

     Wireless Alliance, LLC, a Minnesota limited liability company
          (51.00% ownership)